Exhibit 99.1

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July 29, 2024	German American Bancorp, Inc. and Heartland BancCorp Announce Definitive Merger Agreement

Jasper, Indiana and Whitehall, Ohio, July 29, 2024 (GLOBE NEWSWIRE) – German American Bancorp, Inc. (Nasdaq: GABC) (“German American”) and Heartland BancCorp (OTCQX: HLAN) (“Heartland”) jointly announced today that they have entered into a definitive agreement to merge Heartland into German American. Upon completion of the transaction, Heartland’s subsidiary bank, Heartland Bank, will be merged into German American’s subsidiary bank, German American Bank, and operate under a co-branded name within the Ohio markets.

Under the terms of the definitive agreement, Heartland shareholders, other than the Heartland retirement plan, will receive 3.90 shares of German American common stock for each share of Heartland common stock in an all-stock, tax-free exchange. The shares held by the Heartland retirement plan will be exchanged for an equivalent cash payment. Based on the number of Heartland common shares expected to be outstanding at closing, German American would issue approximately 7.66 million shares of its common stock. With a $39.84 per share volume-weighted average price for German American common stock over the 10-day trading period ended July 26, 2024, the indicated per share value to Heartland shareholders is $155.37 and the aggregate transaction value, inclusive of cash payments for in-the-money options and in exchange for Heartland shares held through the Heartland retirement plan would be approximately $330.2 million.

As of June 30, 2024, Heartland operated 20 full-service banking offices and had approximately $1.9 billion of total assets, $1.5 billion of total loans and $1.6 billion of total deposits. Giving effect to the merger today, the combined organization will have more than $8.1 billion in assets and a branch network of almost 95 rural, suburban and urban locations across Southern Indiana, Central and Northern Kentucky and Central and Southwest Ohio.

“This strategic partnership will bring together two high-performing, community-oriented organizations and expand German American’s footprint into Columbus and Cincinnati, Ohio, two of the most vibrant and fastest-growing markets in the Midwest,” stated D. Neil Dauby, Chairman and CEO of German American. “We share the same culture and commitment to serving our customers and our communities with a relationship-based approach. We are excited to welcome Heartland’s customers, employees, communities and shareholders to the German American family.”

Dauby continued, “We expect this strategic transaction will be materially accretive to German American’s earnings per share during the twelve months following completion of the transaction with a relatively quick tangible book value earn back period. German American’s pro forma capital ratios will continue to significantly exceed regulatory well-capitalized levels providing ongoing financial strength and future growth opportunities.”

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G. Scott McComb, Chairman, President and CEO of Heartland stated, “This strategic partnership allows us to partner with another like-minded, larger community bank that enables us to continue our strong brand and growth trajectory within the markets we serve. It will also allow us to deepen and broaden our current and prospective customer relationships with enhanced financial service offerings. Strategically and culturally, Heartland and German American are exceptionally well-aligned with a strong commitment to the community banking business model. That model, centered on delivering the exceptional customer experience and willingness to invest in local communities that Ohio has come to know and love from Heartland, will propel our future success.”

McComb is expected to join the German American and German American Bank boards of directors while members of the Heartland executive and senior teams are expected to stay on as regional management to provide local leadership and decision making.

In addition to Scott McComb, Ronnie Stokes, a current Heartland board member, is also expected to join the German American and German American Bank boards of directors.

The all-stock transaction has been unanimously approved by each company’s board of directors and is expected to close in the first quarter of 2025, subject to regulatory approval, approval by both German American and Heartland shareholders and completion of other customary closing conditions.

Keefe, Bruyette & Woods, Inc., A Stifel Company served as financial advisor on the transaction to German American and Dentons Bingham Greenebaum LLP served as legal counsel.

Raymond James & Associates, Inc. served as the financial advisor on the transaction to Heartland and Hunton Andrews Kurth LLP served as legal counsel.

A slide presentation relating to the transaction can be accessed under the investor relations section of German American’s website at www.germanamerican.com and Heartland Bank’s website at www.heartland.bank. In addition, the presentation is included as an exhibit to the Form 8-K filed with the Securities and Exchange Commission announcing the transaction.

Additional Information

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed merger will be submitted to both the German American and Heartland shareholders for their consideration. In connection with the proposed merger, German American will file a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) that will include a joint proxy statement for German American and Heartland and a prospectus for German American and other relevant documents concerning the proposed merger. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a copy of the joint proxy statement/prospectus once filed, as well as other filings containing information about German American, without charge, at the SEC’s website (http://www.sec.gov) or by accessing German American’s website (http://www.germanamerican.com) under the tab “Investor Relations” and then under the heading “Financial Information”. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Bradley C. Arnett, Investor Relations, German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47546, telephone 812-482-1314 or to Jennifer Eckert, Investor Relations, Heartland BancCorp, 430 North Hamilton Road, Whitehall, Ohio 43213, telephone 614-337-4600.

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German American and Heartland and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of German American and Heartland in connection with the proposed merger. Information about the directors and executive officers of German American is set forth in the proxy statement for German American’s 2024 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 21, 2024, which information has been updated by German American from time to time in subsequent filings with the SEC. Information about the directors and executive officers of Heartland will be set forth in the joint proxy statement/prospectus relating to the proposed merger. Additional information about the interests of those participants and other persons who may be deemed participants in the transaction may also be obtained by reading the joint proxy statement/prospectus relating to the proposed merger when it becomes available. Free copies of this document may be obtained as described above.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between German American and Heartland, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of German American’s goals, intentions and expectations; statements regarding German American’s business plan and growth strategies; statements regarding the asset quality of German American’s loan and investment portfolios; and estimates of German American’s risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things:

•	the risk that the businesses of German American and Heartland will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;
•	revenues following the Merger may be lower than expected;

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•	customer and employee relationships and business operations may be disrupted by the Merger;
•	the ability to obtain required regulatory approvals or the approval of Heartland’s or German American’s shareholders, and the ability to complete the Merger on the expected timeframe;
•	the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation;
•	the ability of German American to complete integration and attract new customers;
•	possible changes in economic and business conditions;
•	the impacts of epidemics, pandemics or other infectious disease outbreaks;
•	the existence or exacerbation of general geopolitical instability and uncertainty;
•	possible changes in monetary and fiscal policies, and laws and regulations;
•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;
•	fluctuations in market rates of interest;
•	competitive factors in the banking industry;
•	changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like German American’s affiliate bank;
•	continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•	changes in market, economic, operational, liquidity, credit and interest rate risks associated with German American’s business; and
•	other risks and factors identified in German American’s cautionary language included under the headings “Forward-Looking Statements and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10-K for the year ended December 31, 2023, and other documents subsequently filed by German American with the U.S. Securities and Exchange Commission.

Neither German American nor Heartland undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this press release. In addition, German American’s and Heartland’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

About German American

German American Bancorp, Inc. is a Nasdaq-listed (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 74 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.)

About Heartland

Heartland BancCorp is an OTCQX-traded (symbol: HLAN) registered Ohio financial holding company and the parent of Heartland Bank, which operates 20 full-service banking offices in Central Ohio and Greater Cincinnati. Heartland Bank, founded in 1911, provides full-service commercial, small business, and consumer banking services; professional financial planning services; and other financial products and services.

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Media Contacts:

German American Bancorp, Inc.

D. Neil Dauby, Chairman and Chief Executive Officer

Bradley M. Rust, President and Chief Financial Officer

(812) 482-1314

Heartland BancCorp

G. Scott McComb

Chairman, President and Chief Executive Officer

(614)337-4600